 Exhibit 10.3

SECOND AMENDMENT TO PERSONAL EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is executed as of August 30, 2013 and made effective as of August 11, 2013 (the “Effective Date”), by and between LabStyle Innovation Ltd., a company organized under the laws of the State of Israel (the “Company”) and Erez Rephael (the "Employee").

WHEREAS	Employee and Company have entered into a Personal Employment Agreement dated October 11, 2012, as amended by the first amendment thereto, effective April 1, 2013 (collectively, the "Employment Agreement"); and

WHEREAS	Employee has been promoted to the position of President and Chief Executive Officer of the Company and its parent, LabStyle Innovations Corp., a Delaware corporation (“LabStyle US”), and therefore, Employee and the Company desire to amend certain terms and conditions set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Capitalized Terms. Any capitalized terms not defined in this Amendment shall have the meaning ascribed to it in the Employment Agreement.

2.	Amendments to the Employment Agreement.

The following Amendments to the Employment Agreement shall be effective as of the Effective Date:

2.1	Exhibit A to the Employment Agreement is hereby deleted and amended and restated to read as Exhibit A hereto.

3.	No Other Amendments. Upon the execution hereof, this Amendment shall have the effect of amending the Employment Agreement only in so far as required to give effect to the provisions herein. Unless otherwise specifically provided for herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

4.	Entire Agreement. Upon execution, this Amendment shall be deemed an integral part of the Employment Agreement, and the Agreement shall be read as one amended agreement for all purposes.

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment effective as of the Effective Date.

Employee:	The Company:

/s/ Erez Raphael	/s/ Mordechi Hershkowitz
Erez Raphael	LabStyle Innovation Ltd.
Name: Mordechi Hershkowitz
Title: Chief Financial Officer, Secretary and
Treasurer

Exhibit A

To the Employment Agreement by and between

LabStyle Innovations Corp. and the Employee whose name is set forth herein

1.	Name of Employee:	Erez Raphael

2.	I.D. No. of Employee:	______________________

3.	Address of Employee:	Tavor 135, Nofit, Israel

4.	Position in the Company:	President and Chief Executive Officer of the Company and LabStyle US.

5.	Under the Direct Direction of:	Board of Directors of LabStyle US

6.	Commencement Date:	August 11, 2013

7.	Notice Period:	180 days

8.	Salary:	NIS 44,000

9.	Vacation Days Per Year:	Pursuant to applicable law

10.	Sick Leave Days Per Year:	Pursuant to applicable law

Option provisions

As of August 30, 2013, Employee shall be granted 300,000 options to purchase shares of the Company’s common stock under the Company’s 2012 Equity Incentive Plan (the “Options”). 50% of the Options shall vest immediately, and 50% shall vest on August 30, 2014. The Options shall have an exercise price equal to the closing price of the Company’s publicly-traded common stock on August 29, 2013. The Options shall be granted under, and be subject to the terms and conditions of, the Company’s 2012 Equity Incentive Plan, as may be amended, and an Option Agreement to be executed by and between the Company and Employee. The Options will be granted with a customary “cashless” exercise feature. Employee acknowledges that he may be required to execute additional documents in compliance with the applicable tax laws and/or other applicable laws in connection with the grant of the Options.